FOR MORE INFORMATION                        FOR IMMEDIATE RELEASE
Contact:  Clement B. Knapp, Jr.
          President
          (219) 836-5870

August 2, 2000

                               AMB FINANCIAL CORP.
                    ANNOUNCES CLARIFICATION OF CASH DIVIDEND

MUNSTER, INDIANA - AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company"), the parent holding company for American Savings, FSB, today announced a clarification of its recently announced increase in the quarterly cash dividend. On July 28, 2000, the Company announced that it would increase its quarterly cash dividend by 12.5% to $.06 per share on a post split basis from $.0533 per share. The cash dividend is to be paid on August 25, 2000 to shareholders of record on August 11, 2000.

It appears that several wire services have issued the dividend notice release in error, stating that the increase in the quarterly cash dividend would be $.06 per share, indicating a quarterly dividend at a rate of $.1133 per share. Please disregard any notice either in print or electronic media indicating that the quarterly increase was $.06 per share. The new quarterly rate is set at $.06 per share. The Company apologizes for any inconvenience that this may have caused.

American Savings, FSB is a federally chartered stock savings bank serving Lake County Indiana through three retail offices located in Dyer, Hammond and Munster. As of June 30, 2000, the Company had assets of $132.4 million and stockholders' equity of $11.0 million.